Exhibit 2(e)

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED 31 MARCH 2020

SolGold

INTERIM CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE PERIOD ENDED 31 MARCH 2020

	Notes	Three months ended 31 March 2020 US$ (unaudited)	Three months ended 31 March 2019 US$ (unaudited)	Nine months ended 31 March 2020 US$ (unaudited)	Nine months ended 31 March 2019 US$ (unaudited)
Expenses					
Exploration costs written-off		(189,258)	(176,362)	(216,493)	(203,504)
Administrative expenses	3	(2,835,144)	(2,761,302)	(7,474,522)	(30,401,922)
Operating loss		**(3,024,402)**	**(2,937,664)**	**(7,691,015)**	**(30,605,426)**
Other Income	3	222,186	-	222,186	-
Finance income	3	117,210	214,496	408,012	227,054
Finance costs		(91,167)	-	(137,858)	-
Movement in fair value of derivative liability		987,507	-	1,195,440	-
Loss before tax		**(1,788,666)**	**(2,723,168)**	**(6,003,235)**	**(30,378,372)**
Tax (expense) benefit		(175,814)	1,212,114	(943,626)	1,383,789
Loss for the period		**(1,964,480)**	**(1,511,054)**	**(6,946,861)**	**(28,994,583)**
Other comprehensive profit / (loss)					
Items that may be reclassified to profit and loss					
Change in fair value of financial assets held at fair value		(1,146,536)	500,394	(2,930,276)	3,328,793
Exchange differences on translation of foreign operations		(972,069)	277,107	(980,905)	(3,656,396)
Change in other reserves		-	-	(64,272)	-
Other Comprehensive (loss) / profit, net of tax		**(2,118,605)**	**777,501**	**(3,975,453)**	**(327,603)**
Total comprehensive (loss) / income for the period		**(4,083,085)**	**(733,553)**	**(10,922,314)**	**(29,322,186)**
Loss for the period attributable to:					
Owners of the parent company		(1,951,581)	(1,495,882)	(6,901,645)	(28,910,524)
Non-controlling interest		(12,899)	(15,172)	(45,216)	(84,059)
Loss for the period		**(1,964,480)**	**(1,511,054)**	**(6,946,861)**	**(28,994,583)**
Total comprehensive profit / (loss) for the period is attributable to:					
Owners of the parent company		(4,070,186)	(718,381)	(10,877,098)	(29,238,127)
Non-controlling interest		(12,899)	(15,172)	(45,216)	(84,059)
Total comprehensive (loss) / income for the period		**(4,083,085)**	**(733,553)**	**(10,922,314)**	**(29,322,186)**

	Notes	Three months ended 31 March 2020 Cents (unaudited)	Three months ended 31 March 2019 Cents (unaudited)	Nine months ended 31 March 2020 Cents (unaudited)	Nine months ended 31 March 2019 Cents (unaudited)
Basic earnings per share	4	(0.1)	(0.1)	(0.4)	(1.6)
Diluted earnings per share	4	(0.1)	(0.1)	(0.4)	(1.6)

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

SolGold plc financial report for the period ended 31 March 2020 2

SolGold

INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AT 31 MARCH 2020

	Notes	31 March 2020 US$ (unaudited)	30 June 2019 US$ (audited)
Assets			
Property, plant and equipment		14,441,122	8,847,785
Intangible assets	5	221,613,154	177,481,872
Financial assets held at fair value through OCI	6	2,079,477	5,952,439
Loans receivable and other non-current assets	7	8,024,669	7,796,541
Total non-current assets		**246,158,422**	**200,078,637**
Other receivables and prepayments		5,103,953	2,891,326
Cash and cash equivalents		4,410,196	41,746,200
Total current assets		**9,514,149**	**44,637,526**
Total assets		**255,672,571**	**244,716,163**
Equity			
Share capital	10	27,397,650	26,402,424
Share premium	10	315,828,179	297,375,959
Other reserves		37,166,910	40,084,833
Accumulated loss		(127,244,333)	(120,342,688)
Foreign currency translation reserve		(5,857,498)	(4,876,593)
Equity attributable to owners of the parent company		247,290,908	238,643,935
Non-controlling interest		(487,580)	(442,364)
Total equity		**246,803,328**	**238,201,571**
Liabilities			
Trade and other payables		5,961,880	6,514,592
Lease Liability	8	539,355	-
Total current liabilities		**6,501,235**	**6,514,592**
Lease Liability	8	971,281	-
Other financial liabilities	9	1,396,727	-
Total non-current liabilities		**2,368,008**	**-**
Total liabilities		**8,869,243**	**6,514,592**
Total equity and liabilities		**255,672,571**	**244,716,163**

APPROVED BY THE BOARD OF DIRECTORS ON MAY 14, 2020:

(signed) Nicholas Mather

Nicholas Mather
Director

(signed) Brian Moller

Brian Moller
Director

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

SolGold plc financial report for the period ended 31 March 2020 3

SolGold

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD ENDED 31 MARCH 2020

	Share capital US$	Share premium US$	Financial assets held at fair value through other comprehensive income US$	Share based payment reserve US$	Foreign currency translation reserve US$	Other Reserves US$	Accumulated losses US$	Total US$	Non-controlling interests US$	Total Equity US$
Balance 30 June 2018 (audited)	**24,443,853**	**222,941,518**	**1,933,094**	**13,391,848**	**(2,838,649)**	**(105,893)**	**(88,859,667)**	**170,906,104**	**(314,286)**	**170,591,818**
Loss for the period	-	-	-	-	-	-	(28,910,524)	(28,910,524)	(84,059)	(28,994,583)
Other comprehensive income for the period	-	-	3,328,793	-	(3,656,396)	-	-	(327,603)	-	(327,603)
Total comprehensive income for the period	-	-	3,328,793	-	(3,656,396)	-	(28,910,524)	(29,238,127)	(84,059)	(29,322,186)
New share capital subscribed	1,431,377	62,098,668	-	-	-	-	-	63,530,045	-	63,530,045
Options exercised	527,194	12,441,354	-	-	-	-	-	12,968,548	-	12,968,548
Share issue costs	-	(49,100)	-	-	-	-	-	(49,100)	-	(49,100)
Options expired	-	-	-	-	-	-	-	-	-	-
Value of options issued to employees and consultants	-	-	-	24,157,168	-	-	-	24,157,168	-	24,157,168
Balance 31 March 2019 (unaudited)	**26,402,424**	**297,432,440**	**5,261,887**	**37,549,016**	**(6,495,045)**	**(105,893)**	**(117,770,191)**	**242,274,638**	**(398,345)**	**241,876,293**
Loss for the period	-	-	-	-	-	-	(3,031,191)	(3,031,191)	-	(3,031,191)
Other comprehensive income for the period	-	-	(1,887,474)	-	1,618,452	-	-	(269,022)	(44,019)	(313,041)
Total comprehensive income for the period	-	-	(1,887,474)	-	1,618,452	-	(3,031,191)	(3,300,213)	(44,019)	(3,344,232)
New share capital subscribed	-	-	-	-	-	-	-	-	-	-
Options exercised	-	-	-	-	-	-	-	-	-	-
Share issue costs	-	(56,481)	-	-	-	-	-	(56,481)	-	(56,481)
Options expired	-	-	-	(458,694)	-	-	458,694	-	-	-
Value of options issued to employees and consultants	-	-	-	(274,009)	-	-	-	(274,009)	-	(274,009)
Balance 30 June 2019 (audited)	**26,402,424**	**297,375,959**	**3,374,413**	**36,816,313**	**(4,876,593)**	**(105,893)**	**(120,342,688)**	**238,643,935**	**(442,364)**	**238,201,571**
Loss for the period	-	-	-	-	-	-	(6,901,645)	(6,901,645)	(45,216)	(6,946,861)
Other comprehensive income for the period	-	-	(2,930,276)	-	(980,905)	(64,272)	-	(3,975,453)	-	(3,975,453)
Total comprehensive income for the period	-	-	(2,930,276)	-	(980,905)	(64,272)	(6,901,645)	(10,877,098)	(45,216)	(10,922,314)
New share capital subscribed	995,226	18,456,842	-	-	-	-	-	19,452,068	-	19,452,068
Share issue costs	-	(4,622)	-	-	-	-	-	(4,622)	-	(4,622)
Value of options issued to employees and consultants	-	-	-	76,625	-	-	-	76,625	-	76,625
Balance 31 March 2020 (unaudited)	**27,397,650**	**315,828,179**	**444,137**	**36,892,938**	**(5,857,498)**	**(170,165)**	**(127,244,333)**	**247,290,908**	**(487,580)**	**246,803,328**

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

SolGold plc financial report for the period ended 31 March 2020

4

SolGold

INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD ENDED 31 MARCH 2020

	Notes	Three months ended 31 March 2020 US$ (unaudited)	Three months ended 31 March 2019 US$ (unaudited)	Nine months ended 31 March 2020 US$ (unaudited)	Nine months ended 31 March 2019 US$ (unaudited)
Cash flows from operating activities					
Loss for the period		(1,964,480)	(1,511,054)	(6,946,861)	(28,994,583)
Depreciation	3	197,931	17,087	527,720	49,016
Interest on Lease Liability		91,167	-	137,858	-
Share based payments expense	11	-	577,096	76,625	24,157,168
Write-off of exploration expenditure	2	189,258	176,362	216,493	203,504
Foreign exchange (gain)/loss	3	607,980	168,174	734,091	(1,330,180)
Movement in fair value of derivative liability		(987,507)	-	(1,195,440)	-
Deferred taxes		175,814	(1,212,114)	943,626	(1,383,789)
Non cash employee benefit expense – Company Funded Loan Plan		-	-	-	1,267,600
Accretion of interest – Company Funded Loan Plan	7	(113,031)	-	(336,068)	-
(Increase) decrease in other receivables and prepayments		(573,419)	(299,857)	(896,879)	(382,541)
Increase (decrease) in trade and other payables		(583,392)	478,031	(649,228)	262,988
Net cash outflow from operating activities		**(2,959,679)**	**(1,606,275)**	**(7,388,063)**	**(6,150,817)**
Cash flows from investing activities					
Acquisition of property, plant and equipment		(1,298,106)	(1,697,416)	(5,655,024)	(5,358,507)
Refund (payments) for security deposits		2,267	(5,505)	(49,726)	(57,761)
Acquisition of exploration and evaluation assets		(15,164,424)	(18,295,404)	(46,152,302)	(55,881,308)
Net cash (outflow)from investing activities		**(16,460,263)**	**(19,998,325)**	**(51,857,052)**	**(61,297,576)**
Cash flows from financing activities					
Proceeds from the issue of ordinary share capital and options		-	-	22,044,235	70,236,914
Payment of issue costs		-	(10,164)	(6,271)	(122,190)
Repayments of lease liability		(352,506)	-	(549,669)	-
Net cash (outflow) inflow from financing activities		**(352,506)**	**(10,164)**	**21,488,295**	**70,114,724**
Net (decrease) increase in cash and cash equivalents		**(19,772,448)**	**(21,614,764)**	**(37,756,820)**	**2,666,331**
Cash and cash equivalents at beginning of period		23,071,680	83,297,774	41,746,200	60,575,504
Effects of exchange rate changes on cash and cash equivalents		1,110,964	362,442	420,816	(1,196,383)
Cash and cash equivalents at end of period		**4,410,196**	**62,045,452**	**4,410,196**	**62,045,452**

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

SolGold plc financial report for the period ended 31 March 2020 5

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED 31 MARCH 2020 NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Basis of preparation This general purpose condensed consolidated financial report for the nine-month period ended 31 March 2020 has been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting, as issued by the International Accounting Standards Board (“IASB”), International Accounting Standards 34, Interim financial Reporting, as adopted by the European Union and the Listing Rules. The interim condensed consolidated financial statements are presented in United States dollars (“US$”) and have been prepared on the historical cost basis, apart from financial assets and liabilities held at fair value. The interim condensed consolidated financial report does not include all notes of the type normally included within the annual financial report and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing activities of the consolidated entity. The financial information does not constitute statutory accounts within the meaning of section 434 of the Companies Act 2006. The auditors’ reports on the accounts for 30 June 2019 were unqualified, did not draw attention to any matters by way of emphasis, and did not contain a statement under 498(2) or 498(3) of the Companies Act 2006. It is recommended that the interim condensed consolidated financial report be read in conjunction with the annual report for the year ended 30 June 2019 and considered together with any public announcements made by SolGold plc and its controlled entities during the nine months ended 31 March 2020. Going concern In addition, as detailed in note 14, the World Health Organisation (WHO) announced a global health emergency because a new strain of the coronavirus (COVID-19) and the risks to the international community as the virus spreads globally. Because of the rapid increase in exposure globally, the WHO classified the COVID-19 outbreak as a pandemic. These events are having a significant negative impact on world stock markets, currencies and general business activities which could negatively impact the Company in a material adverse manner. The Company has reduced to essential personnel only and employees at project sites and offices will continue to follow government advice on prevention of the disease. The Alpala prefeasibility study is continuing externally, using the available information which has already been substantially gathered from site. The interim condensed financial statements have been prepared on a going concern basis which contemplates the continuity of normal business activities and the realisation of assets and discharge of liabilities in the ordinary course of business. For the nine months ended 31 March 2020 the Group generated a consolidated loss after tax of US$6,946,861 and incurred operating cash outflows of US$7,388,063. As at 31 March 2020 the Group had US$4,410,196 in cash and cash equivalents and a net working capital surplus of US$3,552,269 (30 June 2019: US$38,122,935). It should be noted that the current working capital levels will not be sufficient to bring the Group’s projects into full development and production and, in due course, further funding will be required. The Group have considered the further uncertainty created by COVID-19 and have accordingly taken the necessary measures to review the Group’s financial position and cash forecasts. The ability of the Group to continue as a going concern is dependent upon the Group being able to manage its liquidity requirements by taking some or all of the following actions: 1. Raising additional capital or securing other forms of financing, as and when necessary to meet the levels of expenditure required for the next 12 months from the date of this report, and to meet the Group’s working capital requirements; Reducing its level of capital expenditure through farm-outs and/or joint ventures; Reducing its working capital expenditure; and Disposing of non-core assets. 2. 3. 4. These conditions give rise to a material uncertainty which may cast significant doubt over the Group’s ability to continue as a going concern. SolGold plc financial report for the period ended 31 March 2020 6

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED 31 MARCH 2020 NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Basis of preparation (continued) Notwithstanding the above, the Directors consider it appropriate to prepare the financial statements on a going concern basis after having regard to the following matters: 1.The Company has a proven ability to raise the necessary funding or settle debts via the issuance of shares. The Company has in the last reporting period raised US$22,044,235, via equity raising. 2.The Company has also entered into a US$100 million Net Smelter Returns Financing (“NSR Financing”) Agreement with Franco -Nevada Corporation (“Franco-Nevada”) with an option to upsize the financing to US$150 million at the Company’s election. Concurrently with entering into the NSR Financing Agreement, the Company and Franco-Nevada have also entered into a US$15 million Bridge Loan Agreement (“BLA”) of immediately available funds as an initial advance prior to closing the NSR Financing Agreement. The full amount of the advance (net of legal costs) under the BLA was received by the date of the lodgement of this report, 14 May 2020. There are certain conditions precedent to the NSR Financing to be fulfilled prior to the US$100 million being drawn down which are expected to be satisfied soon after COVID-19 related travel restrictions are lifted. If the US$100m facility is not drawn down then the group will be required to raise funds through other means whether that be an equity raise, debt transaction or sale of assets. Should the Group be unable to continue as a going concern, it may be required to realise its assets and liabilities other than in the ordinary course of business, and at amounts that differ from those stated in the financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or to the amount and classification of liabilities that might be required should the Group not be able to achieve the matters set out above and thus be able to continue as a going concern. Comparatives When required by Accounting Standards, comparatives have been adjusted to conform to changes in presentation for the current financial year. The accounting policies for the comparatives are consistent with those followed in the preparation of the Group’s consolidated financial statements for the year ended 30 June 2019. Significant accounting policies The group has applied the same accounting policies and methods of computation in its interim consolidated financial statements as in its 2019 annual financial statements, except for those that relate to new standards and interpretations effective for the first time for periods on (or after) 1 July 2019, and will be adopted in the 2020 annual financial statements. New standards impacting the Group that have been adopted in the interim financial statements for the nine months ended 31 March 2020, and which have given rise to changes in the Group’s accounting policies are: o o IFRS 16 Leases IFRIC 23 Uncertainty over Income Tax Treatment IFRS 16 Leases is applicable to annual reporting periods beginning on or after 1 January 2019. The standard replaces IAS 17 ‘Leases’ and for lessees will eliminate the classifications of operating leases and finance leases. Subject to exceptions, a “right-of-use’ asset will be capitalised in the statement of financial position and measured at the present value of the future lease payments to be made over the term of the lease. A liability corresponding to the capitalised lease will also be recognised. The Group depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the end of the lease term and an interest expense on the recognised lease liability. The Group has adopted IFRS 16 using the modified retrospective approach and therefore the comparative periods have not been restated. Upon recognition on 1 July 2019, a ‘right-of-use’ asset of US$1,894,736 was capitalised in the balance sheet and recognised in Property Plant & Equipment with a corresponding lease liability recognised of US$1,894,736. All ‘right-of-use’ assets relate to lease contracts on office buildings. SolGold plc financial report for the period ended 31 March 2020 7

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED 31 MARCH 2020 NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Basis of preparation (continued) IFRIC 23 interpretation addresses the accounting for income taxes when there is uncertainty over tax treatments. It clarifies that an entity must consider the probability that the tax authorities will accept a treatment retained in its income tax filings, assuming that they have full knowledge of all relevant information when making their examination. In such a case, the income taxes shall be determined in line with the income tax filings. Management has made a preliminary assessment and has determined that is it probable the tax authorities will accept the tax position, and therefore tax balances will be calculated under the existing accounting standard. There are no additional actions required. (i) Subsidiaries The interim condensed consolidated financial statements comprise the financial statements of SolGold plc and its controlled entities as at 31 March 2020. Where the company has control over an investee, it is classified as a subsidiary. The company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee, and the ability of the investor to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control. The condensed consolidated financial statements present the results of the company and its subsidiaries ("the Group") as if they formed a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full. The condensed consolidated financial statements incorporate the results of business combinations using the acquisition method. In the statement of financial position, the acquiree's identifiable assets, liabilities and contingent liabilities are initially recognised at their fair values at the acquisition date. The results of acquired operations are included in the consolidated statement of comprehensive income from the date on which control is obtained. They are deconsolidated from the date on which control ceases. The results of subsidiaries acquired or disposed of during the year are included in the condensed consolidated statement of comprehensive income from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies into line with those used by the Group. Non-controlling interests are allocated their share of net profit after tax in the statement of comprehensive income and presented within equity in the condensed consolidated statement of financial position, separately from the equity of the owners of the parent. (ii) Transactions eliminated on consolidation Intra-group balances and any unrealised gains and losses or income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Derivative Financial Instruments The Company has issued options that are exercisable in a currency other than the functional currency of the entity issuing. As such these options are treated as derivative liabilities which are measured initially at fair value and gains or losses on subsequent re-measurement are recorded in the profit or loss. SolGold plc financial report for the period ended 31 March 2020 8

SolGold

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 MARCH 2020

NOTE 2 OPERATING SEGMENTS

The Group determines and separately reports operating segments based on information that is internally provided to the Directors, who are the Group's chief operating decision makers.

The Group has outlined below the separately reportable operating segments, having regard to the quantitative threshold tests provided in IFRS 8 *Operating Segments*, namely that the relative revenue, asset or profit / (loss) position of the operating segment equates to 10% or more of the Group's respective total. The Group reports information to the Board of Directors by project areas. That is, the financial position of each project area is reported discreetly, together with an aggregated corporate and administrative cost centre.

31 March 2020 (unaudited)	Finance Income	Depreciation	Impairment of E&E	Loss for the period	Assets	Liabilities	Share Based Payments	Non-current asset additions
	US$	US$	US$	US$	US$	US$	US$	US$
Cascabel project *	-	37,896	-	(301,443)	182,930,532	2,753,226	-	29,507,692
Other Ecuadorian projects	-	79,801	216,917	(898,601)	49,376,543	1,723,993	-	18,681,031
Other projects	253	17	(424)	(14,711)	9,109,583	24,137	-	348,492
Corporate	407,759	410,006	-	(5,732,106)	14,255,913	4,367,887	76,625	36,779
Total	**408,012**	**527,720**	**216,493**	**(6,946,861)**	**255,672,571**	**8,869,243**	**76,625**	**48,573,994**

30 June 2019 (audited)	Finance Income	Depreciation	Impairment of E&E	Loss for the period	Assets	Liabilities	Share Based Payments	Non-current asset additions
	US$	US$	US$	US$	US$	US$	US$	US$
Cascabel project *	6,373	26,617	-	(8,553,393)	152,074,758	3,684,895	7,699,676	59,337,971
Other Ecuadorian projects	-	442	208,914	(647,753)	30,775,886	1,526,728	-	12,762,403
Other projects	630	13	19,337	(75,820)	9,739,313	7,435	-	(60,147)
Corporate	668,408	40,532	-	(22,792,827)	52,126,206	1,295,534	16,183,483	10,982,295
Total	**675,411**	**67,604**	**228,251**	**(32,069,793)**	**244,716,163**	**6,514,592**	**23,883,159**	**83,022,522**

31 March 2019 (unaudited)	Finance Income	Depreciation	Impairment of E&E	Loss for the period	Assets	Liabilities	Share Based Payments	Non-current asset additions
	US$	US$	US$	US$	US$	US$	US$	US$
Cascabel project *	6,320	18,983	-	(560,395)	139,470,019	4,483,051	-	48,587,223
Other Ecuadorian projects	-	-	206,668	(469,730)	24,144,506	620,641	-	8,698,544
Other projects	629	-	(3,164)	(46,634)	9,679,025	3,142	-	221,108
Corporate	220,105	30,033	-	(27,917,824)	74,334,653	645,075	24,157,168	15,422,448
Total	**227,054**	**49,016**	**203,504**	**(28,994,583)**	**247,628,203**	**5,751,909**	**24,157,168**	**72,929,323**

* The Cascabel project is held by the subsidiary Exploraciones Novomining S.A. which is 15% owned by a non-controlling interest.

SolGold plc financial report for the period ended 31 March 2020 9

SolGold

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 MARCH 2020

NOTE 2 OPERATING SEGMENTS (CONTINUED)

Geographical information

Non-current assets	31 March 2020 US$	30 June 2019 US$
UK	-	-
Australia	18,110,140	21,560,971
Solomon Islands	172,965	60,743
Ecuador	227,875,317	178,456,923
	246,158,422	**200,078,637**

NOTE 3 OPERATING LOSS

	Three months ended 31 March 2020 US$ (unaudited)	Three months ended 31 March 2019 US$ (unaudited)	Nine months ended 31 March 2020 US$ (unaudited)	Nine months ended 31 March 2019 US$ (unaudited)
The operating loss is stated after charging (crediting)				
Interest revenue – external parties	117,210	214,496	408,012	227,054
	117,210	**214,496**	**408,012**	**227,054**
Administrative and consulting expenses	1,520,834	1,632,220	4,661,984	5,015,697
Employment expenses	382,415	212,223	987,188	2,191,797
Depreciation	197,931	17,190	527,720	49,016
Legal Fees	125,984	154,399	486,914	318,424
Foreign exchange losses/(gains)	607,980	168,174	734,091	(1,330,180)
Share based payments (note 11)	-	577,096	76,625	24,157,168
	2,835,144	**2,761,302**	**7,474,522**	**30,401,922**

SolGold plc financial report for the period ended 31 March 2020 10

SolGold

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 MARCH 2020

NOTE 4 LOSS PER SHARE

	Three months ended 31 March 2020 (unaudited)	Three months ended 31 March 2019 (unaudited)	Nine months ended 31 March 2020 (unaudited)	Nine months ended 31 March 2019 (unaudited)
Calculation of basic and diluted loss per share is in accordance with IAS 33 *Earnings per Share*.				
Basic loss per share (cents per share)	(0.1)	(0.1)	(0.4)	(1.6)
Diluted loss per share (cents per share)	(0.1)	(0.1)	(0.4)	(1.6)
Net loss used in calculating basic and diluted loss per share (US$)	(1,964,480)	(1,511,054)	(6,946,861)	(28,994,583)
	Number	**Number**	**Number**	**Number**
Weighted average number of ordinary share used in the calculation of basic loss per share	1,880,043,661	1,785,097,032	1,880,043,661	1,785,097,032
Weighted average number of dilutive options	-	-	-	-
Weighted average number of ordinary shares used in the calculation of diluted loss per share	1,880,043,661	1,785,097,032	1,880,043,661	1,785,097,032

Options granted are not included in the determination of diluted earnings per share as they are considered to be anti-dilutive.

SolGold plc financial report for the period ended 31 March 2020 11

SolGold

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 MARCH 2020

NOTE 5 INTANGIBLE ASSETS

	Deferred exploration costs US$
Cost	
Balance at 1 July 2018	**144,363,995**
Effect of foreign exchange on opening balances	(2,498,995)
Additions	72,995,493
Balance at 30 June 2019 (audited)	**214,860,493**
Effect of foreign exchange on opening balances	(966,746)
Additions	45,314,521
Balance at 31 March 2020 (unaudited)	**259,208,268**
Impairment losses	
Balance at 1 July 2018	**(38,587,809)**
Effect of foreign exchange on opening balances	1,437,439
Impairment charge	(228,251)
Balance at 30 June 2019 (audited)	**(37,378,621)**
Impairment charge	(216,493)
Balance at 31 March 2020 (unaudited)	**(37,595,114)**
Carrying amounts	
At 30 June 2018	105,776,186
At 30 June 2019	177,481,872
At 31 March 2020 (unaudited)	**221,613,154**

Recoverability of the carrying amount of exploration assets is dependent on the successful development and commercial exploitation of areas of interest and the sale of minerals or the sale of the respective areas of interest.

NOTE 6 INVESTMENTS

(a) Financial assets held at fair value through OCI

	31 March 2020 US$ (unaudited)	30 June 2019 US$ (audited)
Movements in financial assets		
Opening balance at 1 July	5,952,439	4,031,236
Fair value adjustment through other comprehensive income	(3,872,962)	1,921,203
Closing balance at the end of the reporting period	**2,079,477**	**5,952,439**

Financial assets comprise an investment in the ordinary issued capital of Cornerstone Capital Resources Inc., listed on the Toronto Venture Exchange ("TSV") and an investment in the ordinary issued capital of Aus Tin Mining Ltd, a company listed on the Australian Securities Exchange.

SolGold plc financial report for the period ended 31 March 2020 12

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED 31 MARCH 2020 NOTE 6 INVESTMENTS (CONTINUED) (b) Fair value Fair value hierarchy The following table details the consolidated entity’s assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement being: Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date. Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3: Unobservable inputs for the asset or liability. The fair values of financial assets and financial liabilities approximate their carrying amounts principally due to their short-term nature or the fact that they are measured and recognised at fair value. The following table represents the Group’s financial assets and liabilities measured and recognised at fair value. 31 March 2020 (unaudited) Financial assets held at fair value through OCI Derivative liability at fair value through profit or loss 2,079,477 - - 2,079,477 - - 1,396,727 1,396,727 30 June 2019 (audited) Financial assets held at fair value through OCI Derivative liability at fair value through profit or loss 5,952,439 - - 5,952,439 - - - - The financial assets are measured based on the quoted market prices at 31 March 2020 and 30 June 2019. The derivative liability at fair value through profit or loss has been valued using the Monte Carlo Simulation method. SolGold plc financial report for the period ended 31 March 2020 13 US$US$US$US$ Level 1Level 2Level 3Total

SolGold

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 MARCH 2020

NOTE 7 LOAN RECEIVABLES

	31 March 2020 US$	30 June 2019 US$
Loan receivable and other non-current assets		
Security bonds	1,347,800	1,300,134
Company Funded Loan Plan Receivable	6,676,869	6,496,407
Balance at end of reporting period	**8,024,669**	**7,796,541**
Company Funded Loan Plan Receivable		
Opening balance at 1 July	6,496,407	-
Additions – funds loaned under the plan	-	7,220,950
Fair value adjustment recognised as an employee benefit expense	-	(921,448)
Accretion of interest	336,068	299,319
Effect of foreign exchange	(155,606)	(102,414)
Balance at end of reporting period	**6,676,869**	**6,496,407**

The Company Funded Loan Plan (the "Plan") is a plan established by the Company to assist employees in exercising share options. On 29 October 2018, the Company assisted employees to exercise 19,950,000 options previously issued to employees of the Company in 2016 via the Plan. As at 31 March 2020 there have been no repayments against the loans provided.

The key terms of this Plan are as follows:

- The employee may only use a loan under the Plan to pay for the exercise of Employee Options granted by the Company.
- The loan will be granted for a maximum period of 2 years.
- No interest will be charged on the loan.
- The loan is secured by the shares granted on the exercise of the Employee Options.
- The loans provided are full recourse.

On 24 February 2020 the SolGold Board agreed to have the maturity date for the CFLP extended for another 12 months to 29 October 2021. All other terms of the CFLP remain consistent.

As the loan provided by the Company was at a favourable rate of interest for the employees, the loan receivable under the Plan was fair valued. The fair value of the loan was estimated based on the future cash flow and a market rate of 7%. In future reporting periods, the loan will be measured at amortised cost. The loans provided are full recourse loans. If the sale of shares does not cover full repayment the balance will be recovered from employees. This transaction was a non cash transaction with employees. Management have considered the likelihood of default is low and the expected credit losses under the loans will be immaterial as the current share price is at level similar to the share price under which the loan is secured and accordingly, no impairment has been recognised at 31 March 2020. The loan is a non-cash transaction.

Security bonds relate to cash security held against office premises, Level 27, 111 Eagle St, Brisbane, Queensland Australia, Octagon Point, 5 Cheapside, St Paul's London United Kingdom, cash security held by Queensland Department of Natural Resources and Mines against Queensland exploration tenements held by the Group and on cash backed bank guarantees held by the Ecuadorian Ministry of Environment against Ecuadorian exploration tenements held by the Group.

SolGold plc financial report for the period ended 31 March 2020 14

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED 31 MARCH 2020 NOTE 8 LEASE LIABILITIES Current Liability Lease Liability 539,355 - Closing balance at the end of the reporting period 539,355 - Non-current Liability Lease Liability 971,281 - Balance at end of reporting period 971,281 - NOTE 9 OTHER FINANCIAL LIABILITIES Derivative liability at fair value through profit or loss Opening balance at 1 July Additions – options issues to BHP Fair value adjustment recognised through profit or - 2,592,167 - - loss (1,195,440) - Balance at end of reporting period 1,396,727 - SolGold plc financial report for the period ended 31 March 2020 15 31 March 202030 June 2019 US$US$

SolGold

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 MARCH 2020

NOTE 10 SHARE CAPITAL

	Nine months ended 31 March 2020 US$ (unaudited)	Twelve months ended 30 June 2019 US$ (audited)
a) Issued capital and share premium		
Ordinary shares fully paid up	**343,225,829**	**323,778,383**
b) Movement in ordinary shares		
At the beginning of the reporting period	323,778,383	247,385,371
Shares issued during the period	19,452,068	76,498,593
Transaction costs on share issue	(4,622)	(105,581)
At reporting date	**343,225,829**	**323,778,383**

	Nine months ended 31 March 2020 Number (unaudited)	Twelve months ended 30 June 2019 Number (audited)
c) Movement in number of ordinary shares on issue		
Shares at the beginning of the reporting period	1,846,321,033	1,696,245,686
- Shares issued at £0.28 – Exercise of options 4 October 2018	-	550,000
- Shares issued at £0.14 – Exercise of options 11 October 2018	-	9,795,884
- Shares issued at £0.28 – Exercise of options 11 October 2018	-	9,795,884
- Shares issued at £0.45 – BHP placement 17 October 2018	-	100,000,000
- Shares issued at £0.28 – Exercise of options 29 October 2018	-	20,624,553
- Shares issued at £0.3888 – BHP share issue 8 November 2018	-	2,596,826
- Shares issued at £0.3714 – Newcrest share issue 26 November 2018	-	6,712,200
- Shares issued at £0.2215 – BHP share issue 25 November 2019	77,000,000	-
Shares at the reporting date	**1,923,321,033**	**1,846,321,033**

SolGold plc financial report for the period ended 31 March 2020 16

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED 31 MARCH 2020 NOTE 11SHARE OPTIONS At 31 March 2020 the Company had 176,662,000 options outstanding for the issue of ordinary shares (31 March 2019: 160,262,000). Options Share options are granted to employees under the company’s Employee Share Option Plan (“ESOP”). The employee share option plan is designed to align participants’ interests with those of shareholders. Unless otherwise documented by the Company, when a participant ceases employment prior to the vesting of their share options, the share options are forfeited after 90 days unless cessation of employment is due to termination for cause, whereupon they are forfeited immediately. The Company prohibits key management personnel from entering into arrangements to protect the value of unvested ESOP awards. The contractual life of each option granted is generally two to three years. There are no cash settlement alternatives. Each option can be exercised from vesting date to expiry date for one share with the exercise price payable in cash. Share options issued There were 22,400,000 options granted during the period ended 31 March 2020 (31 March 2019: 115,750,000). On 20 September 2019, the Company issued a combined total of 3,150,000 unlisted share options over ordinary shares of the Company to a Director following approval granted by shareholders at the Company’s AGM on 20 September 2019. The options are exercisable at £0.60 and expire on 20 December 2021. On 2 December 2019, the Company issued 77,000,000 new ordinary shares at £0.2215 to BHP Billiton Holdings Limited (“BHP”). As part of the share subscription, BHP were issued 19,250,000 options exercisable at £0.37 which expire on 27 November 2024. SolGold plc financial report for the period ended 31 March 2020 17

SolGold

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 MARCH 2020

NOTE 11 SHARE OPTIONS (CONTINUED)

The share options outstanding at 31 March 2020 are as follows:

Date of grant	Exercisable from	Exercisable to	Exercise prices	Number granted	Number at 31 March 2020
9 August 2017	The options vest on the earlier of: (a) 18 months, or (b) a Change of Control Transaction	8 August 2020	£0.60	46,750,000	44,500,000[1]
9 August 2017	The options vested immediately, exercisable through to 8 August 2020	8 August 2020	£0.60	12,000	12,000
5 July 2018	The options vested immediately and exercisable through to 4 July 2020	4 July 2020	£0.40	21,250,000	18,250,000[2]
5 July 2018	The options vested immediately and exercisable through to 4 July 2020	4 July 2021	£0.60	250,000	250,000
6 November 2018	The options vested immediately and exercisable through to 6 November 2021	6 November 2021	£0.60	82,875,000	79,875,000[2]
20 December 2018	The options vested immediately and exercisable through to 20 December 2021	20 December 2021	£0.60	11,375,000	11,375,000
20 September 2019	The options vested immediately and exercisable through to 20 December 2021	20 December 2021	£0.60	3,150,000	3,150,000
2 December 2019[3]	The options vested immediately and exercisable through to 2 December 2024	2 December 2024	£0.37	19,250,000	19,250,000
				184,912,000	**176,662,000**

[1]2,250,000 options previously issued to John Bovard were forfeited during the prior year as a result of his retirement.

[2]6,000,000 options previously issued to Anna Legge were forfeited during the period as a result of her resignation

[3]Options issued to BHP as part of the share subscriptions on 2 December 2019 and exercisable at £0.37 within 5 years. These options fall outside the scope of IFRS 2 and is classified as a derivative financial liability as it does not meet the fixed for fixed test.

SolGold plc financial report for the period ended 31 March 2020 18

SolGold

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED 31 MARCH 2020

NOTE 11 SHARE OPTIONS (CONTINUED)

Share-based payments

The number and weighted average exercise price of share options are as follows:

	Weighted average exercise price 31 March 2020	Number of options 31 March 2020	Weighted average exercise price 31 March 2019	Number of options 31 March 2019
Outstanding at the beginning of the period	£0.57	160,262,000	£0.45	88,353,768
Exercised during the period	-	-	£0.25	(40,766,321)
Lapsed during the period	£0.50	(6,000,000)	£0.51	(3,075,447)
Granted during the period	£0.40	22,400,000	£0.56	115,750,000
Outstanding at the end of the period	£0.55	176,662,000	£0.57	160,262,000
Exercisable at the end of the period	£0.55	176,662,000	£0.56	115,762,000

The options outstanding at 31 March 2020 have exercise prices of £0.37, £0.40, and £0.60 (31 March 2019: £0.40 and £0.60) and a weighted average contractual life of 1.49 years (31 March 2019: 2.09 years).

Share options held by Directors are as follows:

Share options held	At 31 March 2020	At 31 March 2019	Option Price	Exercise Period
Nicholas Mather	26,250,000	26,250,000	60p	28/01/19 – 08/08/20
	5,000,000	5,000,000	60p	20/12/18 – 20/12/21
Brian Moller	3,750,000	3,750,000	60p	28/01/19 – 08/08/20
	1,425,000	1,425,000	60p	20/12/18 – 20/12/21
Robert Weinberg	2,250,000	2,250,000	60p	28/01/19 – 08/08/20
	900,000	900,000	60p	20/12/18 – 20/12/21
Craig Jones	2,250,000	2,250,000	60p	28/01/19 – 08/08/20
	900,000	900,000	60p	20/12/18 – 20/12/21
James Clare	3,150,000	3,150,000	60p	20/12/18 – 20/12/21
Jason Ward	-	5,000,000	28p	30/10/16 – 28/10/18
	5,000,000	5,000,000	60p	28/07/17 – 08/08/20
	5,000,000	5,000,000	60p	06/11/18 – 06/11/21
Liam Twigger	3,150,000	-	60p	20/09/19 – 20/12/21
Anna Legge	-	3,000,000	40p	05/07/18 – 04/04/20
	-	3,000,000	60p	06/11/18 – 06/11/21

SolGold plc financial report for the period ended 31 March 2020 19

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED 31 MARCH 2020 NOTE 11 SHARE OPTIONS (continued) Share-based payments (continued) The fair value of services received in return for share options granted is measured by reference to the fair value of share options granted. This estimate is based on the Black-Scholes model considering the effects of the vesting conditions, expected exercise period and the dividend policy of the Company. Number of options Share price at issue date Exercise price Expected volatility Option life Expected dividends Risk-free interest rate (short-term) Fair value Valuation methodology 3,150,000 £0.2315 £0.60 56.112% 2.25 years 0.00% 0.51% £0.0195 Black-Scholes Share based payments expense recognised in statement of comprehensive income Share based payments expense recognised as share issue costs Share based payments expense to be recognised in future periods 76,625 - - The calculation of the volatility of the share price on the above was based on the Company’s daily closing share price over the two year period, dependant on the exercise period attributable to the tranche of options, prior to the date the options were issued. SolGold plc financial report for the period ended 31 March 2020 20 US$ Fair value of share options and assumptions£0.60 Options 20 September 2019

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED 31 MARCH 2020 NOTE 12RELATED PARTIES Transactions with Directors and Director-Related Entities (i) The Company had a commercial agreement with Samuel Capital Ltd (“Samuel”) for the engagement of Nicholas Mather as Chief Executive Officer and Executive Director of the Company. For the nine months ended 31 March 2020 US$300,317 was paid or payable to Samuel (2019: US$432,246). The total amount outstanding at 31 March 2020 was US$nil (31 March 2019: US$ nil, 30 June 2019: US$925). (ii) The Company has a long-standing commercial arrangement with DGR Global Ltd, an entity associated with Nicholas Mather (a Director) and Brian Moller (a Director), for the provision of various services, whereby DGR Global provides resources and services including the provisions of its administration and exploration staff, its premises (for the purposes of conducting the Company’s business operations), use of existing office furniture, equipment and certain stationery, together with general telephone, reception and other office facilities (“Services”). In consideration for the provision of the Services, the Company shall reimburse DGR Global Ltd for any expenses incurred by it in providing the Services. DGR Global shall also invoice the Company from time to time for the provision of in-house legal counsel services. DGR Global Ltd was paid US$180,374 (2019: US$199,156) for the provision of administration and office facilities to the Company during the nine-month period ended 31 March 2020. The total amount outstanding at 31 March 2020 is US$3,907 (31 March 2019: US$3,684, 30 June 2019 US$15,788). (iii) Mr Brian Moller (a Director), is a partner in the Australian firm Hopgood Ganim Lawyers. For the nine-month period ended 31 March 2020, US$99,228 was paid or payable to Hopgood Ganim (2019: US$133,478) for the provision of legal services to the Company. These services were based on normal commercial terms and conditions. The total amount outstanding at 31 March 2020 is US$13,256 (31 March 2019: US$nil, 30 June 2019 US$ nil). (iv) Mr James Clare (a Director), is a partner in the Canadian firm Bennett Jones lawyers. For the nine-month period ended 31 March 2020, US$564,247 was paid or payable to Bennett Jones (2019: US$154,714) for the provision of legal services to the Company. The services were based on normal commercial terms and conditions. The total amount outstanding at 31 March 2020 is US$287,039 (31 March 2019: US$121,620, 30 June 2019 US$ nil). NOTE 13COMMITMENTS AND CONTINGENT ASSET AND LIABILITIES A 2% net smelter royalty is payable to Santa Barbara Resources Limited, who were the previous owners of the Cascabel tenements. These royalties can be bought out by paying a total of US$4 million. Fifty percent (50%) of the royalty can be purchased for US$1 million 90 days following the completion of a feasibility study and the remaining 50% of the royalty can be purchased for US$3 million 90 days following a production decision. The smelter royalty is considered to be a contingent liability as the Group has not yet completed a pre-feasibility study at 31 March 2020 as such there is significant uncertainty over the timing of any payments that may fall due. SolGold plc financial report for the period ended 31 March 2020 21

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED 31 MARCH 2020 NOTE 13 COMMITMENTS AND CONTINGENT ASSET AND LIABILITIES (continued) SolGold elected to undertake the Optional Subscription under the terms of the Term Sheet (Term Sheet) signed between SolGold plc and Cornerstone Capital Resources Inc. (CGP), CGP’s subsidiary Cornerstone Ecuador S.A, (CESA) and Exploraciones Novomining S.A, (ENSA) and holds an aggregate registered and beneficial equity position in ENSA of 85% under the terms of the Term Sheet. CGP and CESA elected to obtain the benefit of the Financing Option whereby SolGold will solely fund all operations and activities of ENSA until the completion of a Feasibility Study, including CESA’s contribution as the registered and beneficial holder of an aggregate equity position in ENSA of 15%. After completion and delivery of the Feasibility Study, SolGold and CESA shall jointly fund the operations and activities of ENSA based on their respective equity positions in ENSA’s on a proportionate basis. Furthermore, the Term Sheet allows for SolGold to be fully repaid for the financing provided, including interest at LIBOR plus 2% for the expenditures incurred by SolGold from the time CGP and CESA elected the Financing Option. SolGold is to be repaid out of 90% of CESA’s distribution of earnings or dividends from ENSA or the Cascabel Tenement to which CESA would otherwise be entitled. If CESA does not elect to contribute and its equity stake in ENSA is diluted to below 10%, its equity stake in ENSA will be converted to a 0.5% interest in the Net Smelter Return and SolGold may acquire this interest for the US$3.5 million at any time. The amount of financing provided to CESA at 31 March 2020 was US$30,295,996 (2019: US$20,400,473). This will be paid out of CESA’s distribution of earnings or dividends from ENSA or the Cascabel tenement if and when the mine goes into production. There are no other significant changes to commitments and contingencies disclosed in the most recent annual financial report. NOTE 14SUBSEQUENT EVENTS On 7 April 2020 the Company provided an independently verified updated third Mineral Resource Estimate (MRE#3) for the Alpala Porphyry Copper-Gold Deposit at the Cascabel Project. On 27 April 2020, the Company issued 8,500,000 unlisted options to employees. The options have a strike price of £0.25 and are exercisable through to 26 April 2023. On 11 May 2020 the Company announced that it had entered into a US$100 million Net Smelter Returns Financing (“NSR Financing”) Agreement with Franco-Nevada Corporation (“Franco-Nevada”), with an option to upsize the financing to US$150 million at the Company’s election, with reference to the Company’s flagship Alpala copper-gold project and the remainder of the Cascabel license in northern Ecuador. Concurrently with the entering into of the NSR Financing Agreement, SolGold and Franco-Nevada have also entered into a US$15 million secured Bridge Loan Agreement (“BLA”) of immediately available funds as an initial advance (the “Advance”) prior to closing the NSR Financing Agreement. The US$15 million (net of legal fees) pursuant to the BLA was received on 12 May 2020. The full impact of the COVID-19 outbreak continues to evolve at the date of this report. In light of COVID-19, the Company has reduced to essential personnel only and employees at project sites and offices will continue to follow government advice on prevention of this disease. The Company’s geologists, administration, technical and financial teams will work from home and will continue to progress the Company’s projects using the extensive database. The Alpala prefeasibility study is continuing externally, using the available information which has already been substantially gathered from site. The Company is and will continue to support its employees, will carry on contributing to the economy as far as possible for the immediate future and will monitor the management of the workforce and interactive COVID-19 management protocols. The Company is actively supporting the local communities in their efforts to curtail the spread of COVID-19. As the situation is dependent on actions at regional, state, national and international levels, the Company cannot currently indicate the duration of the temporary partial suspension of field work on the Company’s projects. The Board will continue to monitor the situation and tailor the Company’s operating model to ensure its continued viability until the restrictions have been lifted. The Directors are not aware of any significant changes in the state of affairs of the Group or events after balance date that would have a material impact on the interim consolidated financial statements. SolGold plc financial report for the period ended 31 March 2020 22

DIRECTORS’ RESPONSIBILITY STATEMENT AND REPORT ON PRINCIPAL RISKS AND UNCERTAINTIES Responsibility statement: We confirm to the best of our knowledge: a)The condensed set of financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting as adopted by the EU b)The interim management report includes a fair review of the information required by: I. DTR 4.2.7R of the Disclosure and Transparency Rules, being an indication of important events that have occurred during the first nine months of the financial year and their impact on the condensed set of financial statements: and a description of the principal risks and uncertainties for the remaining six months of the year; and DTR 4.2.8R of the Disclosure and Transparency Rules, being related party transactions that have taken place in the first nine months of the current financial year and that have materially affected the financial position or performance of the entity during the period, and any changes in the related party transactions described in the last annual report that could do so. II. This report contains forward-looking statements. These statements are based on current estimates and projections of management and currently available information. Future statements are not guarantees of the future developments and results outlined therein. Rather, future developments and results are dependence on a number of factors; they involve various risks and uncertainties and are based upon assumptions that may not prove to be accurate. Risks and uncertainties identified by the Group are set out on page 53 of the 2019 Annual Report and Accounts. We do not assume any obligation to update the forward-looking statements contained in this report. Signed in accordance with a resolution of Directors. On behalf of the Directors Nicholas Mather Executive Director Brisbane 14 May 2020 SolGold plc financial report for the period ended 31 March 2020 23